EXHIBIT 99.1

Emclaire Financial Corp Exits SBLF Program

EMLENTON, Pa., Sept. 30, 2015 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent Company of The Farmers National Bank of Emlenton (the "Bank"), today announced that it has redeemed all $5 million of its remaining outstanding preferred stock that had been issued to the United States Treasury Department in August 2011 through the Small Business Lending Fund ("SBLF") program. The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends.

The redemption was approved by the Company's primary banking regulator and will reduce the Company's annual preferred stock dividend payment by approximately $100,000. Since January 1, 2014, the dividend rate on the SBLF preferred stock has been 2.00%. However, under the terms of the program, the dividend rate was set to increase to 9.00% beginning on January 1, 2016. Both the Company and the Bank remain well-capitalized after completing the redemption.

"We are pleased to announce our exit from the SBLF program," said William C. Marsh, Chairman, President and Chief Executive Officer of the Company and the Bank. "The SBLF program and its predecessor U.S. Treasury investment under TARP were constructive capital sources for the Company and the Bank as we expanded into new markets, continued to promote small business lending and otherwise grew our banking franchise. This redemption, coupled with the private placement common stock offering executed earlier this year, returned us to a more traditional capital structure and enhanced our ratio of tangible capital to assets; positioning us for further profitable growth."

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, currently operating fifteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Company's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Company's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer
         Phone: (844) 800-2193
         Email: investor.relations@farmersnb.com